Exhibit 10.6
AMENDMENT NUMBER FOUR
TO THE GOODRICH CORPORATION OUTSIDE DIRECTOR
PHANTOM SHARE PLAN
(Approved By the Board of Directors on December 9, 2008)
THIS AMENDMENT is made this  _____  day of  _____, 2008, by Goodrich Corporation (hereinafter referred to as the “Company”);
WITNESSETH
WHEREAS, the Company maintains the Goodrich Corporation Outside Director Phantom Share Plan, as approved by the Board of Directors on December 7, 2004 (hereinafter referred to as the “Plan”); and
WHEREAS, pursuant to Paragraph 7 of the Plan, the Board of Directors of the Company has maintained the right to amend the Plan from time to time; and
WHEREAS, the Board of Directors of the Company has taken action authorizing this Amendment to the Plan; and
NOW, THEREFORE, effective July 1, 2005, the Plan is hereby amended as follows:
1.	Paragraph 6(e) of the Plan is hereby deleted and the following inserted in lieu thereof:
(e) Payment Options. Prior to the first day of each Plan Year, each Participant shall be given the opportunity to elect one of the following payment options with respect to Phantom Share Awards earned in such Plan Year: (i) single payment, (ii) five (5) annual installments or (iii) ten (10) annual installments. The election shall be made in writing on a form provided by the Plan Administrator and must be returned to the Plan Administrator before the date specified by the Plan Administrator, which date shall be before the commencement of the applicable Plan Year. The election, once made, is irrevocable. Such election shall be effective with respect to all Phantom Share Awards earned in such Plan Year, including any adjustments to such award amounts pursuant to paragraph 6(d) above. If a Participant fails to duly elect a payment option for a Plan Year, the method of payment shall be the single payment. No additional payment option elections may be submitted.

2.	Paragraph 6(g) of the Plan is hereby deleted and the following inserted in lieu thereof:
(g) Annual Installments. If a Participant to whom the annual installments method applies terminates service with the Company as a member of the Board, the amount of such annual installments shall be calculated and paid pursuant to the provisions of this paragraph 6(g). The Participant’s Accounts for which the annual installments method applies shall continue to be credited with adjustments under paragraph 6(d) until the Accounts are fully paid out. The first installment shall be paid in January (but in any event by January 31) of the calendar year immediately following the calendar year in which such termination of services occurred, and each subsequent installment shall be paid in January (but in any event by January 31) of each subsequent calendar year. In the event of the Participant’s death, any remaining installments shall be paid to the Participant’s designated beneficiary at the same time as such payments would have been paid to the Participant. Each payment from an Account shall be made in cash and be equal to (x) the sum of the Participant’s balance in such Account as of December 31 of the calendar year immediately preceding the calendar year of payment, multiplied by (y) a fraction, the numerator of which is one and the denominator is the number of installments remaining, including the current year’s payment. For purposes of the preceding sentence, the balance of an Account shall be equal to the number of Phantom Shares in the account as of such December 31 multiplied by the Fair Market Value of the Common Stock on such date.
IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed as of the day and year first above written.

GOODRICH CORPORATION

By:

Title:

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